August 13, 2003

Dear Shareholder:

I am writing to update you on your bank’s progress this year and give you a brief report on some of the changes that have taken place since my last communication with you. It’s been a very busy and exciting first half of the year!

We ended the first six months of this year as of June, 2003 with $150 thousand in net income which is double that of the total for the entire year of 2002. Assets increased by 16% in that same period and closed at $68 million. Loans increased by 12% to $47 million and deposits were up 19% to $62 million. Your bank has taken advantage of the very active real estate market and our lenders have generated twice as many residential real estate loans in this first half as we did all of 2002.

I know that many of you have had questions about the construction of our Fort Pierce office and the date when that office may open for business. As you may recall, we broke ground in January 2003 with a very positive outlook for that project and we felt that we would be getting construction started within a relatively short period of time. Unfortunately, we experienced numerous delays in the planning, design and contractual process for the building. The good news is that we have selected a new contractor and are poised to begin construction within the next four weeks. We are very excited about the prospect of opening in the Fort Pierce marketplace and look forward to serving our customers and shareholders in that area. The office will be a two story, 10,800 square foot facility. Plans call for leasing the second floor space and the bank occupying the entire ground floor.

In addition to Fort Pierce, we have signed a lease agreement to occupy the former Seaboard Savings/ Wachovia Bank location in the Colorado Plaza in Stuart. That facility will be approximately 6,200 square feet and already has much of the required banking equipment in place that would normally have to be purchased. The renovation of that office is expected to take approximately 60 to 90 days. We anticipate opening for business there in late October or early November of this year.

We are very excited to have hired a very fine local banker to be the lead lending contact for the Stuart office. Ronald E. Peck is our newest addition to the bank. Ron is a seasoned senior banking executive from our area and served in the Stuart marketplace with a competitor for a number of years. He served during that time as the Martin County Regional President. We look forward to working with Ron and appreciate the expertise and professionalism that he offers us for the new office. We will be providing more promotional information on that office to you as that project develops. We will be doing extensive advertising for the new locations as those projects move forward. If there are any questions, please call on me or our staff at anytime and we will be glad to provide you with the information that you require.

The Bank’s progress has been very good this year and is remarkable considering that we are in the lowest interest rate market that this country has experienced in 5 decades. Rates have plummeted over the past 2 years to mid 1950 levels and financial institutions and all businesses in general have had to really struggle to maintain their profit margins.

We are very excited about the prospect of serving the three metro areas of Fort Pierce, Port St Lucie and Stuart with full service offices of First Peoples Bank. Our bank’s official headquarters will continue to be at the Port St. Lucie Blvd. location. We will continue to attempt to attract and provide the best and most experienced and courteous staff to our customers’ at our three locations.

We couldn’t do any of it without you, our shareholders and customers. Thanks to you, First Peoples Bank has become a force in this market and we ask that you continue to support and consider us when you have a financial need. Our Employees, Directors and Community Board members are very involved in the area and have worked very hard to fulfill our initial pledge to bring the true relationship-oriented Community Banking concept back to our local area.

Again, on behalf of the Staff and Directors of First Peoples Bank, thank you and we hope to see you soon.

Sincerely,

David W. Skiles

President and CEO